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                                                        EXHIBIT 5


  July 25, 1996



  Board of Directors
  Old National Bancorp
  420 Main Street
  P.O. Box 718
  Evansville, Indiana  47705

  RE: Issuance of Shares of Common Stock of Old National Bancorp in connection with the Affiliation with Workingmens
       Capital Holdings, Inc.

  Ladies and Gentlemen:

  We have represented Old National Bancorp ("ONB") as special counsel in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission for the purpose of registering, under the Securities Act of 1933, as amended, shares of ONB's no par value common stock. The Shares are proposed to be issued to shareholders of Workingmens Capital Holdings, Inc. ("WCHI"), Bloomington, Indiana, in connection with the affiliation of WCHI with ONB ("Affiliation"), as specified in the Agreement of Affiliation and Merger, dated as of April 8, 1996 (the "Agreement"), by and among ONB, ONB Bank, WCHI and Workingmens Federal Savings Bank (the "Shares"). The Affiliation will be accomplished and the Shares will be issued pursuant to the specific terms of the Agreement. In connection with this opinion, we have reviewed and are familiar with ONB's Articles of Incorporation and By-Laws and such other records, documents and information as we have in our judgment deemed relevant.

  Based upon the foregoing, it is our opinion that if and when the Affiliation is consummated, the Shares will, when issued to shareholders of WCHI in accordance with all of the terms and conditions of the Agreement, be legally issued, fully paid and non-assessable. This opinion is limited to the matters stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated.

  This opinion is addressed to you and is solely for your use in connection with the Registration Statement, and we assume no professional responsibility to any other person whatsoever. Accordingly, the opinion expressed herein is not to be relied upon, utilized or quoted by or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, the prior written consent of this firm.

  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to us in the Registration Statement and the Prospectus forming a part thereof under the caption "Legal Opinions." In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and
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Board of Directors
July 25, 1996
Page 2


  Regulations of the Securities and Exchange Commission promulgated thereunder.

                           Very truly yours,




                           /s/ KRIEG DeVAULT ALEXANDER & CAPEHART
                           --------------------------------------
                           KRIEG DeVAULT ALEXANDER & CAPEHART



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